Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2018 Results

•	Q2'18 revenue of $606.3 million increased 25% as-reported, or 22% in constant currency from the prior-year period.

•	Q2'18 YTD revenue of $1,150.2 million increased 24% as-reported, or 22% in constant currency from the prior-year period.

•	FY’18 guidance raised to reflect continued strength in the business.

•	Wetteny Joseph appointed as Chief Financial Officer

Somerset, N.J. - February 5, 2018 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the second quarter of fiscal 2018, which ended December 31, 2017.

Second quarter 2018 revenue of $606.3 million increased 25% as reported and 22% in constant currency from $483.7 million reported in the second quarter a year ago. For the first six months of fiscal year 2018, revenue was $1,150.2 million and increased 24% as reported and 22% in constant currency, compared to the $925.9 million recorded in the prior-year period. All three of the Company’s reporting segments posted constant-currency revenue growth for the second quarter and year-to-date period when compared to the prior year.

Second quarter 2018 net loss was $21.9 million, or $0.16 per diluted share, compared to net earnings of $17.4 million, or $0.14 per diluted share, in the second quarter a year ago. For the first six months of fiscal year 2018, net loss was $18.1 million, or $0.14 per diluted share, compared to net earnings of $22.0 million, or $0.17 per diluted share, in the same period of the prior year. During the second quarter, the Company recorded a one-time net tax charge of $46.0 million as a provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes.

Second quarter 2018 EBITDA from continuing operations of $102.0 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased 20% from $85.2 million in the second quarter a year ago. For the first six months of fiscal year 2018, EBITDA from continuing operations was $167.2 million, an increase of 13% compared to the $147.9 million recorded in the prior-year period.

Second quarter 2018 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $139.3 million, or 23.0% of revenue, compared to $98.1 million, or 20.3% of revenue, in the second quarter a year ago. This represents an increase of 42% as reported, and an increase of 39% on a constant-currency basis.

Second quarter 2018 Adjusted Net Income (see the non-GAAP reconciliation) was $60.7 million, or $0.45 per diluted share, compared to Adjusted Net Income of $34.7 million, or $0.27 per diluted share, in the second quarter a year ago.

“We’re pleased with our performance during the second quarter, where we recorded strong revenue growth on a constant-currency basis across all three of our reporting segments,” said John Chiminski, Chairman, President and Chief Executive Officer of Catalent, Inc. “The integration of the Cook Pharmica acquisition, which closed during the second quarter, is progressing according to plan and builds upon the successful integration of softgel developer Accucaps last year. The acquisition of Cook Pharmica significantly strengthened our position as a leader in biologics development and manufacturing, and the growth prospects for Catalent's biologics business remain extremely attractive."

New Chief Financial Officer

The Company also announced the appointment of senior executive Wetteny Joseph as its Senior Vice President and Chief Financial Officer, effective February 6, 2018, succeeding Matt Walsh, who has announced his desire to leave the Company to assume the position of Chief Financial Officer of Allergan plc.

“We are excited to have Wetteny move into this new role with Catalent,” said Mr. Chiminski. “His leadership as President of our Clinical Supply Services business for the last two years, together with his deep experience in finance and controllership developed both here at the company and throughout his career, will make him a key asset to all of our strategic and financial initiatives. We look forward to his continued success as a member of our executive leadership team.” Noting Mr. Walsh’s departure, Mr. Chiminski added, “Matt Walsh has been an important part of the Catalent story from its inception as a stand-alone business, through its initial public offering, and its maturation as a public company. All of us here thank him for the what he has done to help us and our stockholders, and wish him all the best in his new endeavor.”

Mr. Joseph has over 20 years of managerial, finance, accounting, and strategic experience, most recently as the President of Catalent’s Clinical Supply Services business unit.   He joined the Company in 2008 as its Vice President and Corporate Controller, and held senior finance positions through 2015, when he was chosen to lead Clinical Supply Services.  Before joining Catalent, he held a variety of senior financial positions at the industrial distribution company HD Supply, including as CFO of its $1.2 billion plumbing and HVAC business unit, and as corporate controller for Hughes Supply, a publicly traded, Fortune 500 company that was acquired by HD Supply. At the beginning of his career, Mr. Joseph spent six years at PricewaterhouseCoopers as an auditor and strategic financial advisor across a variety of industries. He earned both his master’s and bachelor degrees in accounting from Florida Atlantic University and is a Certified Public Accountant.

Second Quarter 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $228.1 million for the second quarter of fiscal 2018, an increase of 13% as reported, or 9% in constant currency, compared to the second quarter a year ago. The constant-currency growth was attributable to the February 2017 Accucaps acquisition, which contributed 12 percentage points to the segment’s constant-currency revenue growth during the quarter. Excluding the Accucaps acquisition, Softgel revenue declined 3% due to a decrease in product participation revenue and lower end-market volume demand for consumer health and prescription products in Europe and Asia Pacific.

Revenue from the Drug Delivery Solutions segment was $285.4 million for the second quarter of fiscal 2018, an increase of 33% as reported, or 30% in constant currency, over the second quarter a year ago. The growth was primarily attributable to the Cook Pharmica acquisition which contributed 21 percentage points to the segment's revenue growth. Excluding the impact of the acquisition, segment revenue increased 9% driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings, partially offset by a decrease in product participation revenue.

Revenue from the Clinical Supply Services segment was $108.7 million for the second quarter of fiscal 2018, an increase of 41% as reported, or 36% in constant currency over the second quarter a year ago. This growth was due to higher volume related to core storage and distribution services, as well as due to increased lower-margin comparator sourcing activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the discussion of non-GAAP measures below) in the second quarter of fiscal 2018 was $50.1 million, an increase of 15% as reported, or 13% in constant currency, versus the second quarter a year ago. The increase was primarily driven by the acquisition of Accucaps, which contributed 9 percentage points of the constant-currency growth in the segment EBITDA during the quarter. Excluding the acquisition, segment EBITDA increased by 4% in constant currency, primarily related to a historical contractual settlement and to favorable product mix within North America.

Drug Delivery Solutions segment EBITDA in the second quarter of fiscal 2018 was $81.1 million, an increase of 62% as reported, or 58% in constant currency. The increase was driven in part by the acquisition of Cook Pharmica, which contributed 40 percentage points of the constant-currency growth in the segment EBITDA during the quarter. Excluding the acquisition, segment EBITDA increased by 18%, primarily driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings; partially offset by operational inefficiencies with respect to products utilizing our blow-fill-seal technology platform and a reduction in profit related to product participation activities.

Clinical Supply Services segment EBITDA in the second quarter of fiscal 2018 was $19.0 million, an increase of 64% as reported, or 55% in constant currency. The increase was primarily attributable to higher demand for our core storage and distribution services, as well as improved capacity utilization across the network. Increased volume related to lower-margin comparator sourcing activities modestly contributed to the segment’s EBITDA growth.

First Six Months of Fiscal 2018 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $447.8 million for the first six months of fiscal 2018, an increase of 15% as reported, or 12% in constant currency, compared to the same period a year ago. The constant-currency growth was attributable to the February 2017 Accucaps acquisition, which contributed 13 percentage points to the segment’s constant-currency revenue growth during the period. Excluding the Accucaps acquisition, Softgel revenue declined 1% due to a decrease in product participation revenue.

Revenue from the Drug Delivery Solutions segment was $511.2 million for the first six months of fiscal 2018, an increase of 26% as reported, or 24% in constant currency, over the same period a year ago. The growth was partially attributable to the Cook Pharmica and Pharmatek acquisitions which contributed 13 percentage points to the segment's revenue growth. Excluding the impact of the acquisition, segment revenue increased 11% driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings.

Revenue from the Clinical Supply Services segment was $218.4 million for the first six months of fiscal 2018, an increase of 44% as reported, or 41% in constant currency over the same period a year ago. This growth was due to higher volume related to core storage and distribution services, as well as due to increased lower-margin comparator sourcing activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the first six months of fiscal 2018 was $85.2 million, an increase of 15% as reported, or 14% in constant currency, versus the same period a year ago. The increase was primarily driven by the acquisition of Accucaps, which contributed 13 percentage points of the constant-currency growth in the segment EBITDA during the period. Excluding the acquisition, segment EBITDA increased by 1% in constant currency, primarily related to a historical contractual settlement and to favorable product mix within North America; partially offset by lower product participation revenue.

Drug Delivery Solutions segment EBITDA in the first six months of fiscal 2018 was $128.5 million, an increase of 40% as reported, or 37% in constant currency. The increase was primarily driven by the acquisitions of Cook Pharmica and Pharmatek, which contributed 23 percentage points of the constant-currency growth in the segment EBITDA during the period. Excluding the acquisition, segment EBITDA increased by 14%, primarily driven by favorable end-customer demand for certain higher margin offerings, primarily in our U.S. operations within our oral delivery solutions platform, and increased volume from our biologics offerings, partially offset by operational inefficiencies with respect to products utilizing our blow-fill-seal technology platform.

Clinical Supply Services segment EBITDA in the first six months of fiscal 2018 was $35.7 million, an increase of 62% as reported, or 57% in constant currency. The increase was primarily attributable to higher demand for our core storage and distribution services, as well as improved capacity utilization across the network. Increased volume related to lower-margin comparator sourcing activities modestly contributed to the segment’s EBITDA growth.

Additional Financial Highlights

Second quarter 2018 gross margin of 31.1% increased 50 basis points as-reported, from 30.6% in the second quarter a year ago. The increase was primarily attributable to favorable product mix within the Drug Delivery Solutions segment, and the Cook Pharmica acquisition, partially offset by a decrease in product participation revenue within the Drug Delivery Solutions and Softgel Technologies segments.

Second quarter 2018 selling, general and administrative expenses were $114.3 million and represented 18.9% of revenue, compared to $96.2 million, or 19.9% of revenue, in the second quarter a year ago.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $306.0 million as of December 31, 2017, a 8% decrease compared to the first quarter of fiscal year 2018. The segment also recorded net new business wins of $80.0 million during the second quarter, which represented a 26% decrease year over year. The segment’s trailing-twelve-month book-to-bill ratio was 0.9.

Balance Sheet and Liquidity

As of December 31, 2017, Catalent had $2.7 billion in total debt, and $2.4 billion in total debt net of cash and short-term investments, which is above the total debt and net debt as of September 30, 2017, due to the new debt issued to fund the Cook Pharmica acquisition. As of December 31, 2017, Catalent’s total net leverage ratio was 4.8x. On a pro forma basis for the acquisition of Cook Pharmica, Catalent’s total net leverage ratio as of December 31, 2017 would have been 4.4x; a sequential improvement compared to the pro forma total net leverage ratio of 4.8x as of September 30, 2017.

During the second quarter, on October 18, 2017, Catalent issued $450 million aggregate principal amount of 4.875% senior unsecured notes due January 2026. The net proceeds of these notes were used, along with cash on hand and the net proceeds of a primary offering of our common stock, to fund the $750 million, subject to customary adjustments and a previous deposit, due at the closing of the Cook Pharmica acquisition. The remaining portion of the purchase price, $200 million, will be paid in four equal installments over the first four anniversaries of the October 23 closing.

Concurrently, the Company completed an amendment to its senior secured credit facilities to lower the interest rates on its U.S. dollar-denominated and euro-denominated term loans and on its revolving credit facility and extend their maturities. The new applicable rate for U.S. dollar-denominated term loans is LIBOR (subject to a floor of 1.00%) plus 2.25%, which is 0.50% lower than the previous rate, and the new applicable rate for euro-denominated term loans is LIBOR (subject to a floor of 1.00%) plus 1.75%, which is 0.75% lower than the previous rate. The new applicable rate for revolving loans under the facilities is initially LIBOR plus 2.25%, which is 1.25% lower than the previous rate, and such rate can additionally be reduced to LIBOR plus 2.00% in future periods based on a leverage ratio. The term loans and revolving loans were also extended and will now mature in May 2024 and May 2022, respectively. The amended credit agreement also includes a prepayment of 1.0% in the event of another repricing event on or before the six-month anniversary of the amendment completed in the second quarter.

Fiscal Year 2018 Outlook

Management is updating its guidance as a result of continued strength in the business, and tightening the range due to the passage of time. For fiscal year 2018, the company expects revenue in the range of $2.42 billion to $2.48 billion. Catalent expects Adjusted EBITDA in the range of $537 million to $557 million and Adjusted Net Income in the range of $212 million to $232 million. The Company expects self-funded capital expenditures in the range of $152 million to $165 million and fully diluted share count in the range of 133 million to 135 million shares on a weighted-average basis, taking into account the recent issuance of additional shares in connection with the Cook Pharmica acquisition.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2017 generated over $2 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share. Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) and Adjusted Net Income/loss per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent U.K. referendum to exit from the European Union; adverse tax legislative or regulatory initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired business and realizing anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 28, 2017, and in Exhibit 99.4 to its Current Report on Form 8-K filed on September 25, 2017, with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Net revenue	$606.3	$483.7	$17.0	$105.6	22%
Cost of sales	418.9	335.8	12.7	70.4	21%
Gross margin	187.4	147.9	4.3	35.2	24%
Selling, general and administrative expenses	114.3	96.2	1.1	17.0	18%
Impairment charges and (gain)/loss on sale of assets	4.2	0.5	0.1	3.6	*
Restructuring and other	0.1	3.3	—	(3.2)	(97)%
Operating earnings	68.8	47.9	3.1	17.8	37%
Interest expense, net	27.2	22.8	0.3	4.1	18%
Other (income)/expense, net	13.6	(1.8)	1.4	14.0	*
Earnings from continuing operations, before income taxes	28.0	26.9	1.4	(0.3)	(1)%
Income tax expense	49.9	9.5	—	40.4	*
Net earnings/(loss)	$(21.9)	$17.4	$1.4	$(40.7)	*

Weighted average shares outstanding	133.0	124.9
Weighted average diluted shares outstanding	133.0	126.4

Earnings per share:
Basic
Net earnings/(loss)	$(0.16)	$0.14
Diluted
Net earnings/(loss)	$(0.16)	$0.14
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Softgel Technologies
Net revenue	$228.1	$201.9	$7.1	$19.1	9%
Segment EBITDA	50.1	43.4	1.1	5.6	13%
Drug Delivery Solutions
Net revenue	285.4	214.0	7.0	64.4	30%
Segment EBITDA	81.1	50.0	2.0	29.1	58%
Clinical Supply Services
Net revenue	108.7	77.0	3.7	28.0	36%
Segment EBITDA	19.0	11.6	1.0	6.4	55%
Inter-segment revenue elimination	(15.9)	(9.2)	(0.8)	(5.9)	64%
Unallocated Costs	(48.2)	(19.8)	(1.3)	(27.1)	*
Combined Total
Net revenue	$606.3	$483.7	$17.0	$105.6	22%

EBITDA from continuing operations	$102.0	$85.2	$2.8	$14.0	16%
* - percentage not meaningful

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)

	Six Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Net revenue	$1,150.2	$925.9	$23.5	$200.8	22%
Cost of sales	822.7	653.9	18.8	150.0	23%
Gross margin	327.5	272.0	4.7	50.8	19%
Selling, general and administrative expenses	221.3	194.4	1.4	25.5	13%
Impairment charges and (gain)/loss on sale of assets	4.2	0.5	0.1	3.6	*
Restructuring and other	1.3	4.4	—	(3.1)	(70)%
Operating earnings	100.7	72.7	3.2	24.8	34%
Interest expense, net	51.5	44.9	0.3	6.3	14%
Other (income)/expense, net	19.3	(3.9)	2.3	20.9	*
Earnings from continuing operations, before income taxes	29.9	31.7	0.6	(2.4)	(8)%
Income tax expense	48.0	9.7	(0.3)	38.6	*
Net earnings/(loss)	$(18.1)	$22.0	$0.9	$(41.0)	*

Amounts attributable to Catalent:
Weighted average shares outstanding	129.3	124.9
Weighted average diluted shares outstanding	129.3	126.3

Earnings per share attributable to Catalent:
Basic
Net earnings/(loss)	$(0.14)	$0.18
Diluted
Net earnings/(loss)	$(0.14)	$0.17

* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Six Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Softgel Technologies
Net revenue	$447.8	$388.3	$11.1	$48.4	12%
Segment EBITDA	85.2	73.9	1.2	10.1	14%
Drug Delivery Solutions
Net revenue	511.2	405.3	9.5	96.4	24%
Segment EBITDA	128.5	92.0	2.3	34.2	37%
Clinical Supply Services
Net revenue	218.4	152.0	4.1	62.3	41%
Segment EBITDA	35.7	22.1	1.1	12.5	57%
Inter-segment revenue elimination	(27.2)	(19.7)	(1.2)	(6.3)	32%
Unallocated Costs	(82.2)	(40.1)	(2.3)	(39.8)	99%
Combined total
Net revenue	$1,150.2	$925.9	$23.5	$200.8	22%

EBITDA from continuing operations	$167.2	$147.9	$2.3	$17.0	11%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Earnings/(loss) from continuing operations	$17.4	$26.0	$61.8	$3.8	$(21.9)	$69.7
Interest expense, net	22.8	22.6	22.6	24.3	27.2	96.7
Income tax expense/(benefit)	9.5	8.7	7.4	(1.9)	49.9	64.1
Depreciation and amortization	35.5	36.5	38.7	39.0	46.8	161.0
EBITDA from continuing operations	85.2	93.8	130.5	65.2	102.0	391.5
Equity compensation	4.9	4.6	4.5	7.0	8.5	24.6
Impairment charges and (gain)/loss on sale of assets	0.5	1.8	7.5	—	4.2	13.5
Financing related expenses and other	4.3	—	—	—	11.8	11.8
US GAAP Restructuring and Other	3.3	0.1	3.5	1.2	0.1	4.9
Acquisition, integration and other special items	3.9	8.4	8.5	11.0	11.8	39.7
Foreign Exchange loss/(gain) (included in other, net) (1)	(3.2)	9.2	4.1	6.5	0.6	20.4
Other adjustments	(0.8)	(0.1)	0.5	—	0.3	0.7
Adjusted EBITDA	$98.1	$117.8	$159.1	$90.9	$139.3	$507.1
FX impact (unfavorable)					2.8
Adjusted EBITDA - Constant Currency					$136.5

* Refer to the Company's description of non-GAAP measures including Adjusted EBITDA as referenced above.

(1)
Foreign exchange loss of $20.4 million for the twelve months ended December 31, 2017 includes: (a) $5.8 million of unrealized losses related to foreign trade receivables and payables, (b) $45.1 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $10.1 million of unrealized gains on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $20.3 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Net earnings/(loss)	$17.4	$26.0	$61.8	$3.8	$(21.9)	$69.7
Amortization (1)	11.1	11.0	11.2	11.4	16.1	49.7
Equity compensation	4.9	4.6	4.5	7.0	8.5	24.6
Impairment charges and loss on sale of assets	0.5	1.8	7.5	—	4.2	13.5
Financing related expenses	4.3	—	—	—	11.8	11.8
U.S. GAAP restructuring and other	3.3	0.1	3.5	1.2	0.1	4.9
Acquisition, integration and other special items	3.9	8.4	8.5	11.0	11.8	39.7
Foreign Exchange loss/(gain) (included in other, net) (2)	(3.2)	9.2	4.1	6.5	0.6	20.4
Other adjustments	(0.8)	(0.1)	0.5	—	0.3	0.7
Estimated tax effect of adjustments(3)	(6.5)	(10.7)	(12.2)	(11.2)	(14.0)	(48.1)
Discrete income tax expense/(benefit) items(4)	(0.2)	(1.6)	(6.8)	(2.6)	(2.8)	(13.8)
Tax law changes provision (5)	—	—	—	—	46.0	46.0
Adjusted net income	$34.7	$48.7	$82.6	$27.1	$60.7	$219.1

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above. The diluted share count of 134.9 million shares for the purposes of ANI per share in the quarter ended December 31, 2017 differs from the count for GAAP EPS purposes because ANI is positive.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
Foreign exchange loss of $20.4 million for the twelve months ended December 31, 2017 includes: (a) $5.8 million of unrealized losses related to foreign trade receivables and payables, (b) $45.1 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $10.1 million of unrealized gains on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $20.3 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

(3)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) During the second quarter ended December 31, 2017, the Company recorded a one-time net tax charge of $46.0 million as a provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes. The Company will continue to evaluate the the full impact of the 2017 Tax Act and record any potential adjustment during the permitted one-year measurement period.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$329.5	$288.3
Trade receivables, net	427.9	488.8
Inventories	212.7	184.9
Prepaid expenses and other	105.4	97.8
Total current assets	1,075.5	1,059.8
Property, plant, and equipment, net	1,256.2	995.9
Other non-current assets, including intangible assets	2,055.4	1,398.6
Total assets	$4,387.1	$3,454.3

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$69.9	$24.6
Accounts payable	164.3	163.2
Other accrued liabilities	249.8	281.2
Total current liabilities	484.0	469.0
Long-term obligations, less current portion	2,672.5	2,055.1
Other non-current liabilities	225.1	206.7
Commitment and contingencies (1)	—	—
Total shareholders' equity	1,005.5	723.5
Total liabilities and shareholders' equity	$4,387.1	$3,454.3

(1)	Please refer to note 13 of the consolidated financial statements within our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Six Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	176.0	96.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(82.9)	(54.1)
Proceeds from sale of property and equipment	1.8	1.3
Proceeds from sale of subsidiaries	3.4	—
Payment for acquisitions, net of cash acquired	(748.0)	(85.7)
Net cash provided by/(used in) investing activities from continuing operations	(825.7)	(138.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(0.6)	(5.6)
Proceeds from borrowing, net	442.6	397.4
Payments related to long-term obligations	(9.4)	(209.2)
Call premium payments and financing fees paid	(15.6)	(6.4)
Proceeds from sale of common stock, net	277.8	—
Cash paid, in lieu of equity, for tax withholding obligations	(12.4)	(0.5)
Net cash provided by financing activities	682.4	175.7
Effect of foreign currency on cash	8.5	(9.0)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	41.2	124.2
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	288.3	131.6
CASH AND EQUIVALENTS AT END OF PERIOD	$329.5	$255.8